July 2011 Pricing Sheet dated July 25, 2011 relating to Amendment No. 1 to Preliminary Terms No. 859 dated July 5, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JULY 25, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	July 25, 2011
Original issue date:	July 28, 2011 (3 business days after the pricing date)
Maturity date:	August 30, 2012
Aggregate principal amount:	$6,260,000
Underlying commodity:	Corn
Payment at maturity:
If the final commodity price is greater than the initial commodity price: $1,000 + leveraged upside payment. In no event will the payment at maturity exceed the maximum payment at maturity.
If the final commodity price is less than or equal to the initial commodity price and is greater than or equal to the trigger level: $1,000
If the final commodity price is less than the trigger level: $1,000 × commodity performance factor. This amount will be less than 90% of the stated principal amount and could be zero.

Maximum payment at maturity:	$1,260 per Trigger PLUS (126% of the stated principal amount)
Leveraged upside payment:	$1,000 × leverage factor × commodity percent increase
Leverage factor:	200%
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Commodity price:
For any trading day, the official settlement price per bushel (as stated in U.S. cents). For a full description, please see “Fact Sheet – Commodity price” on page 4 of the accompanying preliminary terms.

Trigger level:	610.875¢, which is 90% of the initial commodity price.
Initial commodity price:	678.75¢, which is the commodity price for the underlying commodity on the pricing date.
Final commodity price:	The commodity price for the underlying commodity on the valuation date.
Valuation date:	August 27, 2012, subject to adjustment for non-trading days and market disruption events.
Interest:	None
CUSIP:	617482VL5
ISIN:	US617482VL57
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$1,000	$20	$980
Total	$6,260,000	$125,200	$6,134,800
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each Trigger PLUS they sell. For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 859 dated July 5, 2011
Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.